Exhibit 10.10

EXECUTION VERSION

Employment Agreement

This Employment Agreement (the “Agreement”), effective as of October 1st, 2018 (the “Effective Date”), is made and entered into by and between Patrick May (the “Executive”) and Crest Marine, LLC, a Michigan limited liability company whose principal place of business is located at 2710 South M-52, Owosso, MI 48867 (the “Company”).  Together the Executive and the Company shall be referred to as the “Parties.”

RECITALS

A. The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B. The Executive desires to provide services to the Company on the terms herein provided.

C. The Parties entered into an Employment Agreement, effective as of April 13, 2010, and the Parties now desire to enter into this Agreement which terminates and supersedes the April 13, 2010 Employment Agreement and any other prior agreements related to Executive’s employment with Company in their entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth in this Agreement, the Parties hereto agree as follows:

1. Certain Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

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(d) “Cause” shall mean: (i) the Executive’s material failure to substantially perform the duties set forth herein (other than any such failure resulting from the Executive’s Disability); (ii) the Executive’s material failure to carry out, or comply with, in any material respect any lawful directive of the CEO; (iii) the Executive’s conviction, plea of no contest, or plea of nolo contendere for any felony involving moral turpitude; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities hereunder; (v) the Executive’s commission of any act of fraud, embezzlement, misappropriation, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any or successor thereof); or (vi) the Executive’s material breach of this Agreement or other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided the Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Company, such failure or breach can be cured by the Executive).  Whether or not an event giving rise to “Cause” occurs will be determined by the Company in its sole discretion.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Company” shall, except as otherwise provided in Section 6(l), have the meaning set forth in the preamble hereto.

(g) “Company Employee” shall have the meaning set forth in Section 6(b).

(h) “Competitive Product” shall have the meaning set forth in Section 6(a).

(i) “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); and (iii) if the Executive’s employment is terminated pursuant to Sections 4(a)(iii)-(v), the date indicated in the Notice of Termination.

(j) “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than six (6) months.

(k) “Effective Date” shall have the meaning set forth in the preamble hereto.

(l) “Executive” shall have the meaning set forth in the preamble hereto.

(m) “Good Reason” shall mean, without the Executive’s written consent, (i) a material and adverse change in Executive’s responsibilities, duties, or reporting relationship, (ii) a  material reduction in the Annual Base Salary, or (iii) a change in control transaction, defined as (A) any transaction or series of related transactions to which the Company is a party in which an excess of fifty percent (50%) of the Company’s voting power or equity interests are transferred; or (B) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, in a single transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

(n) “Installment Payments” shall have the meaning set forth in Section 5(b)(iii).

(o) “LTIP” shall mean any Long-Term Incentive Plan as may be adopted by the Board of Directors of MCBC Holdings, Inc. (the “Board”) from time to time to provide appropriate incentive compensation to the Company’s executives based upon performance targets established by the Board (or the Compensation Committee thereof).

(p) “Notice of Termination” shall have the meaning set forth in Section 4(a)(iii).

(q) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(r) “Proprietary Information” shall have the meaning set forth in Section 6(f).

(s) “Restricted Period” shall mean the twelve (12) month period immediately following the termination of the Executive’s employment for any reason.

(t) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(u) “Severance Pay” shall have the meaning set forth in Section 5(a)(ii).

(v) “Severance Period” shall have the meaning set forth in Section 5(a)(ii).

(w) “Solicit” shall have the meaning set forth in Section 6(b).

(x) “STIP” shall mean any Short-Term Incentive Plan as may be adopted by the Board from time to time to provide appropriate incentive compensation to the Company’s executives based upon annual performance targets established by the Board (or the Compensation Committee thereof).

(y) “STIP Bonus” shall have the meaning set forth in Section 3(b).

(z) “Term” shall have the meaning set forth in Section 2(b).

2. Employment.

(a) In General.  The Company shall employ the Executive, and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment.  Subject to the terms of Sections 4 and 5, the Executive’s employment shall begin on the Effective Date and shall continue for one (1) year from the Effective Date, unless earlier terminated pursuant to Section 4 (the “Term”).  Notwithstanding the foregoing, neither the expiration of the Term nor the termination of the Executive’s employment prior to the end of the Term pursuant to Section 4, shall in any way diminish the Executive’s post-employment obligations set forth in Sections 6 and 7. The Executive understands and agrees that, neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

(c) Position and Duties.  During the Term, the Executive: (i) shall serve as the Chief Operating Officer of the Company with responsibilities, duties and authority customary for such position, subject to direction by of the Chief Executive Officer (the “CEO”); (ii) until such time as Company appoints a CEO, shall serve as Interim CEO, with responsibilities, duties, and authority customary for such position, reporting to such person as the Company may designate from time to time; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; (iv) agrees to observe and comply with the Company’s lawful rules and policies as adopted by the Company from time to time; and (v) agrees that his duties, responsibilities and authorities may include services for one or more subsidiaries and affiliates of MCBC Holdings, Inc.

(d) Work Location.  During the Term, the primary place for performance of the Executive’s duties and responsibilities shall be the Company’s headquarters in Owosso, Michigan.  The Executive further acknowledges that his position may require business travel from time to time.

3. Compensation and Related Matters.

(a) Annual Base Salary.  During the Term, the Executive shall receive a base salary at an annual rate of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per annum (the “Annual Base Salary”).  The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company and shall be reduced by any mandatory federal or state withholdings.

(b) Short-Term Incentive Plan.  Beginning on June 30, 2019, the Executive shall be eligible to receive a cash bonus of sixty percent (60%) of the Annual Base Salary (the “STIP Bonus”) in accordance with the terms of the STIP adopted by the Board, from time to time, based upon annual performance targets established by the Board (or the Compensation Committee thereof) in connection with the STIP.  The STIP Bonus shall be payable on such date as is determined by the Board (or the Compensation Committee thereof) in its sole discretion.  The Board shall have the authority to adopt, modify or change the terms of any STIP from time to time in the Board’s sole discretion.

(c) Long-Term Incentive Plan.  During the Term, the Executive shall be eligible to participate in any LTIP as may be adopted by the Board, from time to time, based upon performance targets established by the Board (or the Compensation Committee thereof) in connection with the LTIP at a rate of sixty percent (60%) of the Annual Base Salary.  The vesting and granting of any form of equity (including, without limitation, shares of stock, performance shares, restricted shares, and/or options to acquire shares of stock) shall be in accordance with the terms of the LTIP as determined by the Board (or the Compensation Committee thereof) in its sole discretion.  The Board shall have the authority to adopt, modify, or change the terms of any LTIP from time to time in the Board’s sole discretion.

(d) Use of Company Watercraft.  During the Term, the Executive will be eligible for use of an executive boat, pursuant to the terms of the Company’s Executive Boat program.

(e) Benefits.  During the Term, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time, including without limitation, health care, dental, vision, prescription, flexible spending, short-term and long-term disability, life insurance and 401(k) plans, programs and arrangements.  The Company reserves the right to modify, amend, or terminate any particular employee benefit plan, program, or arrangement in its sole discretion, except for those benefits that are vested pursuant to the specific terms and conditions of the benefit plan, program, or arrangement.

(f) Vacation.  From the Effective Date until December 31, 2018, the Executive shall be eligible to take up to three (3) weeks (fifteen (15) workdays) of paid vacation (the “Vacation”) provided that the Executive will take such Vacation in maximum increments of one (1) week (five (5) workday) increments (the “2018 Vacation”).  The 2018 Vacation must be used by December 31, 2018, and any part of the 2018 Vacation that is unused on December 31, 2018 is forfeited.  From January 1, 2019, to the last day of the Term, the Executive shall be eligible to take up to five (5) weeks (twenty-five (25) workdays) Vacation (the “2019 Vacation”).

(g) Business Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4. Termination of Employment.

(a) Termination During the Term.  During the Term, the Executive’s employment hereunder may be terminated by the Company or the Executive, as follows:

(i) Death. The Executive’s employment hereunder shall terminate immediately upon the Executive’s death.

(ii) Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that within the thirty (30)-day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

(iii) Termination for Cause.  The Company may terminate the Executive’s employment immediately for Cause upon giving Executive written notice of termination (the “Notice of Termination”). The Notice of Termination shall set forth in reasonable detail the facts and circumstances which constitute Cause claimed to provide a basis for termination of the Executive’s employment. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(iv) Resignation for Good Reason.  The Executive may terminate his employment immediately for Good Reason upon giving the Company written Notice of Termination within sixty (60) days of the occurrence of the event which constitutes “Good Reason” as defined in Section 1(m).  The Notice of Termination shall set forth in reasonable detail the facts and circumstances which constitute Good Reason claimed to provide a basis for the Executive’s resignation.

(v) Termination Without Cause or Resignation Without Good Reason.  Either the Company or the Executive may terminate the Executive’s employment for any reason upon giving the other written Notice of Termination at least thirty (30) days prior to the Date of Termination specified in the Notice of Termination (the “Notice Period”). Notwithstanding the foregoing, if the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, terminate the Executive’s employment at any time after receiving the Notice of Termination provided that the Company pays the Executive the Annual Base Salary through the last day of the Notice Period.

5. Company Obligations Upon Termination of Employment.  During the Term of this Agreement, the Company shall have the following obligations upon the termination of the Executive’s employment with the Company as described in this Section 5:

(a) Termination During the Term.

(i) If Executive’s employment is terminated during the Term pursuant to Sections 4(a)(i) (Death), 4(a)(ii) (Disability), or 4(a)(iii) (for Cause), or if Executive terminates his employment pursuant to Section 4(a)(v) (Resignation Without Good Reason), the Company agrees to pay the Executive (or the Executive’s estate): (i) a prorated portion of the Annual Base Salary through the Date of Termination and (ii) any preapproved expenses incurred by the Executive prior to the date of termination in accordance with Section 3(g) (the “Accrued Obligations”). Executive shall not be eligible for any other payments or benefits (such as the Severance Pay or any part of the STIP) other than any vested interest under the LTIP in accordance with the terms of the LTIP as determined by the Board (or the Compensation Committee thereof) in its sole discretion. The Board shall have the authority to adopt, modify or change the terms of any LTIP from time to time, in the Board’s sole discretion.

(ii) If Company terminates Executive’s employment during the Term pursuant to Section 4(a)(v) (Without Cause), Company agrees to pay the Executive (i) a prorated portion of the Annual Base Salary for the duration of the Notice Period, (ii) all accrued, unused Vacation, and (iii) any preapproved expenses incurred by the Executive prior to the Date of Termination in accordance with Section 3(g).  In addition to the foregoing, and subject to Section 5(b), the Company agrees to pay the Executive continuing payments of severance pay at a rate equal to the Annual Base Salary, as then in effect, for a period of twelve (12) months (the “Severance Period”), to be paid in accordance with the Company’s regular payroll procedures and subject to any mandatory federal or state withholdings (the “Severance Pay”).

(iii) If Executive resigns during the Term pursuant to Section 4(a)(v) (With Good Reason), Company agrees to pay the Executive (i) a prorated portion of the Annual Base Salary for the duration of the Notice Period, (ii) all accrued, unused Vacation, (iii) any preapproved expenses incurred by the Executive prior to the Date of Termination in accordance with Section 3(g), and (iv) the Severance Pay, as provided in Section 5(a)(ii).

(iv) In addition to the foregoing payments outlined in Section 5(a)(ii)-(iii), if Company terminates Executive’s employment during the Term pursuant to Section 4(a)(v) (Without Cause) or the Executive resigns his employment during the Term pursuant to Section 4(a)(iv) (with Good Reason), then Executive shall remain eligible for, and shall receive, a pro-rated portion of the STIP Bonus under the terms of the STIP in accordance with the Company’s actual financial performance compared to the applicable targets, on a pro rata basis for the fiscal year in which Executive’s employment terminates, based upon the relative percentage of the total number of days of Executive’s employment from the beginning of the fiscal year through the Date of Termination in comparison to the total number of days in the fiscal year.  Likewise, Executive shall remain eligible for, and shall receive, a pro-rated portion of the compensation under the terms of the LTIP in existence as of the Date of Termination.  With regard to any performance or restricted shares to be granted under the terms of the LTIP, such shares shall be granted in accordance with the Company’s actual financial performance compared to the applicable targets, on a pro rata basis for the fiscal years covered by each unvested LTIP award.  The pro rata calculation shall take the number of days since the start of the first fiscal year for each specific award under the LTIP to the date of termination divided by the total number of days for the entire plan horizon for each specific award under the LTIP.  The Board shall have the authority to adopt, modify or change the terms of any LTIP from time to time, in the Board’s sole discretion.

(v) Unless the Executive’s employment is terminated prior to the last day of the Term, Executive’s employment shall automatically terminate at 5:00 p.m. on the last day of the Term, and the Parties’ obligations under this Agreement shall also automatically expire at the same time except for the Parties’ obligations under Sections 6, 7, and 21, which shall continue for the time periods stated therein.

(b) Conditions to the Receipt of the Severance Pay.

(i) Separation Agreement and Release of Claims.  The receipt of the Severance Pay pursuant to Sections 5(a)(ii)-(iii) will be subject to the Executive’s signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the date of termination (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any rights to severance or benefits under this Agreement if the failure of the Release to become effective and irrevocable by the Release Deadline is solely attributable to the Executive.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(ii) Compliance with Restrictive Covenants.  The payment of any Severance Pay pursuant to Section 5(a)(ii)-(iii) is subject to the Executive’s continued compliance with the provisions of Section 6 hereof.  If the Executive breaches the provisions of Section 6, all continuing payments to which the Executive may otherwise be entitled pursuant to Section 5(a)(ii)-(iii) will immediately cease, the Company’s obligation to pay any part of the Severance Pay shall terminate immediately, and the Executive agrees to repay to the Company any part of the Severance Pay that was paid to the Executive prior to the Executive’s breach.

(iii) Compliance with Section 409A.  For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), the Executive’s right to receive the Severance Pay in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.  In addition, to the extent the Executive shall earn compensation during the Severance Period (without regard to when such compensation is paid), the Severance Pay to be made by the Company pursuant to Section 5(a)(ii)-(iii) shall be correspondingly reduced in compliance with Section 409A.  In order to implement the provisions of this Section 5(a)(ii)-(iii), the Executive shall promptly notify the Company of any subsequent employment during the Severance Period and provide the Company with information regarding the Executive’s compensation.

(iv) Severance Provisions of this Agreement Control.  The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6. Restrictive Covenants.

(a) Non-Competition.  The Executive hereby agrees that, during the Term and the Restricted Period, the Executive shall not, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person, whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity, that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity: (i) relating to the design, development, manufacture, engineering, building, assembly, marketing, supply, sale or provision of a Competitive Product (as defined below) anywhere in the world; or (ii) which the Company engages in or has taken active steps to engage in or acquire during the Term.  For purposes of this Agreement, the term “Competitive Product” shall mean any product or component thereof, product line or service that has been, is being, or during the Executive’s term of employment may be, designed, developed, manufactured, engineered, built, assembled, marketed, supplied, sold or provided by any Person other than the Company and that is of the same general type, performs a similar function, or is used for the same general purpose as a product, product line, component thereof, or service provided by the Company, including, without limitation, boats primarily used for towed watersports (such as waterskiing, wakeboarding, wakesurfing, etc.), bay boats, deck boats, offshore center console boats, or pontoon boats.  Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b) Non-Solicitation of Company Employees.  The Executive hereby agrees that, during the Term and the Restricted Period, the Executive shall not, directly or indirectly, either for himself or on behalf of any other Person:  (i) Solicit (as defined below) any Person who was employed by the Company at any time during the twenty-four (24) month period immediately prior to the date of termination of employment or who thereafter becomes employed by the Company during the Restricted Period (a “Company Employee”) or encourage any such Company Employee to leave such employment, except for solicitation pursuant to a general solicitation which is not directed specifically to any such Company Employees, provided that neither the Executive nor any entity in which Executive has any ownership interest may not hire any such Company Employee as a result of such solicitation; provided, however, that nothing in this Section 6(b) shall prevent the Executive from soliciting or hiring any employee whose employment was terminated by the Company more than one (1) year before the solicitation or hire.  For purposes of this Agreement, the term “Solicit” shall mean to recruit, offer, induce, or otherwise persuade (or to assist or encourage any other Person to do so), directly or indirectly, a Company Employee to terminate his or her employment with the Company and/or to perform services for the Executive or for any other Person, whether as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity.

(c) Non-Solicitation of Customers, Dealers, Vendors, Etc.  The Executive hereby agrees that, during the Term and the Restricted Period, the Executive shall not, directly or indirectly, either for himself or on behalf of any other Person:  (i) call upon, accept business from, or solicit the business of any Person who is or who had been at any time during the twenty-four (24) month period immediately prior to the date of termination of employment, a customer, dealer, supplier or vendor of the Company; provided, however, that the Executive may contact any such supplier or vendor where such contact does not relate to the design, development, manufacture, engineering, building, assembly, marketing, supply, sale or provision of a Competitive Product; or (ii) divert business, supplies, services or materials from, or otherwise interfere with, the business relationship between the Company and any customer, dealer, supplier or vendor.  The Executive further agrees that if any such customer, dealer, supplier or vendor contacts the Executive during the Term or the Restricted Period in respect of doing business with the Executive related to the design, development, manufacture, engineering, building, assembly, marketing, supply, sale or provision of a Competitive Product, the Executive will advise such customer, dealer, supplier or vendor of the restrictions on his ability to do business with such customer, dealer supplier or vendor contained herein.

(d) Ownership in National Composites, LLC.  The Company acknowledges that the Executive maintains an ownership interest in National Composites LLC. The Company agrees that Executive’s retaining an ownership interest in National Composites LLC or participation in the operations of National Composites LLC shall not violate Section 6(a), (b) or (c) provided that such ownership or activity (i) does not relate to the design, development, manufacture, engineering, building, assembly, marketing, supply, sale or provision of boats (and not their components or parts) primarily used for towed watersports (such as waterskiing, wakeboarding, wakesurfing, etc.), bay boats, deck boats, offshore center console boats, or pontoon boats; (ii) does not breach any of Executive’s fiduciary duties or his duty of loyalty to the Company, and (iii) does not breach Executive’s obligations under Section 6(f) of this Agreement.

(e) Company Marks.  The Executive shall not at any time, directly or indirectly, use or purport to authorize any Person, other than a Company employee acting within the scope of his or her employment, to use any name, mark, logo, trade dress or identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would relate to a Competitive Product.

(f) Confidentiality of Company Proprietary Information.  Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or in accordance with Section 6(h), the Executive shall, during the Term and thereafter, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for the Executive’s own benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any other Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any other Person, any Proprietary Information after the date of termination of employment will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The Parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company, any successor or assignee of the Company.

(g) Return of Proprietary Information & Company Property.  Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.

(h) Response to Legal Document Requests.  Following the termination of Executive’s employment with the Company for any reason, the Executive may respond to a lawful and valid subpoena or other legal process but, where legally permitted, shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(i) Mutual Non-Disparagement.  The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, equity holders or affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law.  The Company reciprocally agrees not to disparage the Executive orally or in writing.

(j) Delivery of Covenants to Potential Future Employers.  Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 6 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or other Person with which the Executive discusses potential employment or any other service relationship.

(k) Judicial Modification & Interpretation; Tolling of Time Periods Due to Breach by Executive.  In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  Any breach or violation by the Executive of the provisions of this Section 6 shall toll the running of any time periods set forth in this Section 6 for the duration of any such breach or violation. The Executive’s compliance with this Section 6(j) does not constitute a violation of any other restrictive covenants contained herein.

(l) Company.  As used in this Section 6, the term “Company” shall include MasterCraft Boat Company, LLC, Nautic Star, LLC, Crest Marine, LLC, their parent and related entities, including MCBC Holdings, Inc., and any of their direct or indirect subsidiaries.

7. Injunctive Relief.  The Executive recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief (without any requirement to post a bond or other security).  In the event action is brought by the Company or the Executive to enforce the provisions of Section 6,, including an action for declaratory relief, if the Company or the Executive prevails in such action, then the prevailing party (whether the Company or the Executive) shall be entitled to reimbursement of the costs incurred by the prevailing party in such action (including reasonable attorneys’ fees and expenses).  The provisions of Section 6 and Section 7 of this Agreement shall survive any expiration or termination of this Agreement.

8. Section 409A.

(a) General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b) Separation from Service under Section 409A.  Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder that are considered “nonqualified deferred compensation” within the meaning of Section 409A shall be payable upon the Executive’s termination of employment hereunder unless such termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any, termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 8(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any Installment Payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9. Assignment & Successors; Binding Effect.  The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, devisees, and legatees, as applicable.

10. Governing Law; Forum.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Tennessee, without reference to the principles of conflicts of law of Tennessee or any other jurisdiction, and where applicable, the laws of the United States.  The parties further expressly agree that jurisdiction and exclusive venue for any actions concerning the enforcement, construction or interpretation of this Agreement shall be in the Chancery Court for Knox County, Tennessee, or the Federal District Court for the Eastern District of Tennessee, Northern Division, sitting in Knoxville, Tennessee.

11. Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions shall not be affected thereby, and if at any time any one or more of the provisions of this Agreement (or any Section, sub-section or any part thereof) is held to be or becomes void or otherwise unenforceable for any reason, the parties hereto shall use their best efforts to agree upon a replacement for such invalid or unenforceable provision in terms which correspond as closely as possible to the original provision.  However, if such replacement is unable to be accomplished, then the same will be deemed omitted, and the validity and/or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

12. Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivery may be in person, by mail, by electronic mail, by facsimile transmission, or by nationally-recognized courier service.  Notice by mail shall be properly addressed with proper postage affixed and (i) if sent first class, with delivery deemed to occur five (5) days after mailing or, (ii) if sent registered, certified or express return receipt requested, with delivery deemed to have occurred on the date shown on the return receipt.  Notice sent by any of the other methods of delivery shall be deemed effective (i) when delivered, if delivered personally; (ii) when sent (with confirmation received), if sent by electronic mail or facsimile transmission on a business day; (iii) on the first business day after dispatch (with confirmation received), if sent by electronic mail or facsimile transmission on a day other than a business day; and (iv) on the first business day after dispatch, if sent by overnight air courier.  Notices shall be sent to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

If to the Company:

Crest Marine, LLC
2710 South M-52
Owosso, MI 48867
Attn: Director of Human Resources
Facsimile: (939) 725-5188
E-Mail: terry.mcnew@mastercraft.com

with a copy to:

Egerton, McAfee, Armistead & Davis, P.C.
900 S. Gay Street, 14th Floor
Knoxville, Tennessee 37902
Attn: Norman G. Templeton, Esq.
Facsimile: (865) 525-5293
E-Mail: ntempleton@emlaw.com

If to the Executive:

At the then-current address in the Company’s records.

with a copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Aaron Sherbin, Esq.
Email: asherbin@jaffelaw.com

13. Counterparts; Electronic Delivery.  This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.  It shall be permissible for any party, after execution of this Agreement, to transmit and deliver a copy of the Agreement as executed by that party, to the other party hereto (or their respective counsel) by facsimile, electronic mail or any other electronic means, and delivery by any such electronic means shall constitute delivery of the executed Agreement for all purposes and shall be legally binding on the party transmitting the Agreement by any such means.

14. Entire Agreement.  The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of (and supersede) any prior or contemporaneous agreement with respect to the subject matter hereof (including, without limitation, that certain prior Employment Agreement between the Company and the Executive dated April 13, 2010 ).  All prior agreements between the Parties related to Executive’s employment, are hereby terminated. The Parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15. Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the CEO of the Company, which expressly identifies the amended provision of this Agreement.  By an instrument in writing similarly executed and approved by the CEO, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of or estoppel with respect to, any other or subsequent failure to comply or perform.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16. No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

17. Construction.  This Agreement shall be deemed drafted equally by both of the Parties hereto.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party hereto shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18. Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

19. Absence of Conflicts.  The Executive hereby represents (i) that from and after the Effective Date the performance of the Executive’s duties contemplated hereunder will not breach any other agreement to which the Executive is a party and (ii) that Executive has provided the Company with true and correct copies of any agreements to which Executive is a party that could reasonably be construed so as to limit the performance of the Executive’s duties hereunder.  To the extent requested by the Company, the Executive shall provide evidence reasonably satisfactory to the Company that demonstrates the Executive’s ability to perform his duties hereunder without breaching any other agreement to which the Executive may be a party.

20. Executive Acknowledgement.  The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

21. Limitation on Legal Action.  To the extent the law allows the Executive to bring legal action against the Company, the Executive agrees to file suit or, if required by applicable law, an administrative charge, within the time prescribed by law or six (6) months from the date of the event forming the basis of Executive’s dispute, claim, or cause of action, whichever expires first.

22. Survival.  Neither the expiration or termination of the Term nor the termination of the Executive’s employment with the Company shall impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, the Company’s right to enforce the restrictive covenants contained in Section 6 of this Agreement).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date and year first above written.

CREST MARINE, LLC

By:	/s/ Terry McNew
Name:	Terry McNew
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Patrick May
Patrick May, individually

[Signature Page to Employment Agreement]